Exhibits 5.1 and 23.2

March 1, 2011

Ally Financial Inc.

200 Renaissance Center

Detroit, Michigan 48265-2000

Ladies and Gentlemen:

Ally Financial Inc., a Delaware corporation (the “Company”), and GMAC Capital Trust I, a statutory trust created under the Statutory Trust Act of the State of Delaware (the “Trust”), are filing with the Securities and Exchange Commission a Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-165608) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) the Trust’s 8.0% Trust Preferred Securities, Series 1 of the Trust (the “Series 1 Trust Preferred Securities”) and Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 of the Trust (the “Series 2 Trust Preferred Securities,” and together with the Series 1 Trust Preferred Securities, the “Trust Preferred Securities”) that are to be issued by Series 1 of the Trust and Series 2 of the Trust, respectively, pursuant to the Second Amended and Restated Declaration of Trust to be entered into among the Company and the trustees named therein (the “Second Amended and Restated Declaration of Trust”) and (ii) (a) the Company’s 8.0% Junior Subordinated Deferrable Interest Debentures due 2040 (the “Series 1 Debentures”) and Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2040 (the “Series 2 Debentures,” and together with the Series 1 Debentures, the “Debentures”), which may be issued pursuant to the Amended and Restated Indenture (the “Amended and Restated Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Indenture Trustee”); and (b) guarantee of the Series 1 Trust Preferred Securities (the “Series 1 Guarantee”) and guarantee of the Series 2 Trust Preferred Securities (the “Series 2 Guarantee,” and together with the Series 1 Guarantee, the “Guarantees”) to be issued under one or more guarantee agreements, respectively (each, a “Guarantee Agreement”) to be entered into by the Company.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1.

When the Amended and Restated Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debentures have been duly authorized, executed and delivered by the Indenture Trustee and the Company; the specific terms of each series of the Debentures have been duly authorized and established in accordance with the Amended and Restated Indenture; and such Debentures have been duly authorized, executed, authenticated, issued and delivered in accordance with the Amended and Restated Indenture and the applicable underwriting or other agreement against payment therefor, such Debentures will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.	When the trustees of the applicable series of the Trust have taken all necessary action to adopt the Second Amended and Restated Declaration and to fix and determine the terms of each series of the Trust Preferred Securities in accordance with the Second Amended and Restated Declaration; necessary corporate action on the part of the Company to fix and determine the terms of the Guarantees; the specific terms of the Trust Preferred Securities and the related Guarantees and the issuance and sale thereof have been duly established in accordance with the Second Amended and Restated Declaration and the Guarantee Agreements; the Guarantee Agreements have been duly authorized, executed and delivered by the Company; and such Trust Preferred Securities have been duly authorized, executed and delivered by the Trust in accordance with the Second Amended and Restated Declaration and the underwriting or other agreement against payment therefor, such Guarantees will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, concepts of reasonableness and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iv) the Amended and Restated Indenture and the Debentures are each valid, binding and enforceable agreements of each party thereto, (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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